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                                                                    EXHIBIT 99.1


                                     FOR: WEBCO INDUSTRIES, INC.

                                 CONTACT: Dana S. Weber
                                          President and Chief Operating Officer
                                          (918) 241-1040
                                          Mike Howard
                                          Chief Financial Officer
                                          (918) 241-1094
                                          E-Mail: invrel@webcoindustries.com

FOR IMMEDIATE RELEASE



         WEBCO INDUSTRIES, INC. ANNOUNCES COMPLETION OF DEBT REFINANCING


         TULSA, Oklahoma, June 14, 2002 - Webco Industries, Inc. (AMEX: WEB) announced today that it has completed the anticipated refinancing of its senior debt facility, which was to mature in November 2002.

         Under the terms of the new credit facility, Webco will have a term loan in the amount of $15,500,000 and a revolving line of credit of $32,000,000. The new credit facility matures in May 2005 and contains terms and covenants similar to the previous credit facility.

         F. William Weber, Chairman and CEO, commented: "We are very happy to have completed the refinancing and believe that it is a significant event for the Company. The current lending environment is very tight, and our ability to consummate the refinancing is a result of the improvement in our operations over the last year and our debt reduction. During the quarter ended April 30, 2002, we reduced our long-term debt by an additional $4,300,000, which brings the total debt reduction for the last twelve months to $12,300,000."

         Webco is a manufacturer of high-quality carbon steel and stainless steel tubing products designed to industry and customer specifications. Webco's tubing products consist primarily of heat exchanger tubing, welded boiler tubing, specialty stainless tube, and advanced mechanical tubing for use in consumer durable and capital goods. The Company's long-term strategy involves the pursuit of niche markets within the specialty tubing industry through the employment of leading-edge manufacturing and information technology. The Company has three production facilities in Oklahoma and Pennsylvania and five distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,100 customers throughout North America.

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         Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "believes", "anticipates", "hopeful", "should", "expects", "appears" or "plans", constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on form 10-K for the fiscal year ended July 31, 2001, which are incorporated herein by reference.